Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 30, 2021, except for the first paragraph of note 5, as to which the date is August 19, 2021, with respect to the audited financial statements of Volcon, Inc. as of December 31, 2020 and the related statements of operations, changes in stockholders’ equity and cash flow statement for the period from February 21, 2020 (inception) through December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 26, 2022